Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications	(973) 271-6085
(919) 941-9777, Extension 219

INSPIRE ANNOUNCES PLANS FOR CLINICAL TESTING OF NEW COMPOUND

INS117548 FOR THE TREATMENT OF GLAUCOMA

DURHAM, NC - September 11, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that the standard 30-day review period by the U.S. Food and Drug Administration (FDA) relating to Inspire’s Investigational New Drug Application (IND) for INS117548 Ophthalmic Solution for the treatment of glaucoma has concluded and clinical testing can proceed.

Inspire is currently targeting the initiation of a Phase 1 clinical trial by the end of 2008 to evaluate the tolerability and efficacy of this product candidate in subjects with early stage glaucoma or ocular hypertension.

INS117548 is a rho kinase inhibitor designed to lower intraocular pressure (IOP) in glaucoma patients by disrupting the actin cytoskeleton (cellular skeleton) of the trabecular meshwork, an ocular tissue responsible for most of the outflow of aqueous humor. The elevated IOP commonly associated with glaucoma is believed to arise from impairment in the function of the trabecular meshwork. Currently, none of the FDA-approved, IOP-lowering medications directly target this tissue, so INS117548 may provide a novel approach for lowering IOP by directly enhancing the physiologic function of the trabecular meshwork.

The technology platform that led to the discovery of INS117548 is based on a license agreement with the Wisconsin Alumni Research Foundation (WARF) for use in developing and commercializing new therapies to treat glaucoma. The related patents are based upon research conducted by Paul Kaufman, M.D., Professor and Chair, Department of Ophthalmology and Visual Sciences of the University of Wisconsin-Madison, and Benjamin Geiger, Ph.D., Professor of Molecular Cell and Tumor Biology, and Dean of Biology at the Weizmann Institute of Science in Israel. Inspire has an additional compound, INS115644, related to this platform that is also in Phase 1 clinical testing.

Dr. Kaufman stated, “There remains an important need to identify new treatments for glaucoma, a leading cause of blindness affecting nearly 70 million people worldwide. For many patients, current treatments have limited benefit or multiple eye drops must be used to keep the disease under control. Inspire has made excellent progress in moving this program from the preclinical stage to human clinical testing with multiple compounds being studied to provide critical information about this targeted approach.”

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to the timing of the initiation of a Phase 1 clinical trial or the outcome of such a trial, including the ability to evaluate the tolerability and efficacy of the product candidate; the ability of INS117548 to provide a novel approach for lowering IOP and impact the physiologic function of the trabecular meshwork; and the timing or outcome of clinical testing of INS115644, including Phase 1 clinical testing. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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